Exhibit 10.13

EMPLOYMENT AGREEMENT AND RELEASE

THIS EMPLOYMENT AGREEMENT AND RELEASE (this “Agreement”) is between WHITE MOUNTAINS CAPITAL LLC (the “Company”), and J. BRIAN PALMER (the “Executive”) and shall become effective on the eighth day following its execution by Executive (the “Effective Date”), provided Executive has not revoked this Agreement during the Revocation Period (as defined in Section 8(b)).

WHEREAS, the Executive has communicated his intention to retire; and

WHEREAS, the Company desires for Executive to: (i) remain employed in a modified capacity by the Company following the Effective Date; and (ii) for Executive to give a general release to the Company in respect of Executive’s employment with the Company up to and including the Effective Date; and

WHEREAS, Executive desires to remain employed in a modified capacity by the Company and to give a general release to the Company in exchange for the considerations described in this Agreement, including, without limitation, a salary, participation in Company benefit plans, and continued vesting of outstanding awards under the White Mountains Long-Term Incentive Plan (the “LTIP”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, intending to be legally bound, Executive and the Company hereby agree as follows:
1.Duties; Responsibilities.
(a)As of May 15, 2021 (the “Transition Date”), the Company hereby employs Executive to perform, and Executive hereby agrees to be employed and to perform, advisory services for the Company and its affiliates (the “Services”). The Services may include, but not be limited to, provision of general support to the financial reporting function, including but not limited to: (i) assistance and input on quarterly/annual releases and filings (including earnings releases and 10-Q/K filings), (ii) assistance and input on assessing current and new accounting/reporting-related matters, (iii) assisting the management team’s preparation for Board and management meetings, and (iv) other such duties that support the financial reporting and finance functions of the Company and its affiliates as reasonably determined by management.
(b)As of the Transition Date, Executive shall retire from the position of Managing Director and Chief Accounting Officer of White Mountains Insurance Group, Ltd. Executive’s retirement described in this Section 1(a) shall be automatic and without any further action on Executive’s part or on the part of the Company and its subsidiaries. Executive hereby agrees to execute and deliver any additional notices or other documents reasonably necessary to implement such retirement.

2.Timing/Location. The Executive shall make himself generally available to perform the Services hereunder as requested by the Company. Notwithstanding the above, it is anticipated that the Executive will provide Services not less than an average of one (1) day per week. The Executive agrees to be available to meet with Company management upon request and at such locations as Executive and the Company may agree from time to time. Notwithstanding the above, it is anticipated that Executive will work primarily from home.
3.Employment Period. Executive’s employment pursuant to this Agreement shall begin on the Transition Date and shall continue, unless earlier terminated by either the Company or Executive, until January 1, 2023 (Executive’s period of employment hereunder, the “Employment Period”).

4.Compensation.

(a)During the Employment Period, the Company shall pay Executive a salary in accordance with its regular payroll practices at an annual rate of $200,000 (the “Salary”). During the Employment Period, Executive shall not accrue vacation, sick time or other paid time off.
(b)In addition to the Salary, the Company shall reimburse Executive for all reasonable and necessary expenses (including, without limitation, travel and meal expenses) incurred or paid by Executive during the Employment Period, in connection with, or related to, the performance of the Services reasonably promptly after receipt of an itemization and documentation of such expenses.

(c)The Company shall pay Executive the Salary through the date of any termination of this Agreement. Following any termination, Executive will have thirty (30) days to submit any final expenses for reimbursement.

(d)During the Employment Period, Executive shall continue to participate in the Company’s employee benefit plans, subject to the terms and conditions thereunder; provided that no such continued participation shall result in a duplication of benefits received by Executive under any severance plan or arrangement of the Company as result of Executive’s modification of the terms of her employment pursuant to this Agreement.

(e)No equity incentives will be granted to Executive by the Company for the 2021-2023 performance cycle or during the Employment Period. For calendar year 2021, Executive shall be entitled to an annual bonus of $125,000, to be paid at the same time as the bonus payment date applied to other Company executives.
5.Continuation of LTIP Awards. Executive currently holds (x) the awards under the LTIP set forth on Exhibit A. The LTIP Awards shall not terminate as a result of entering into this Agreement or modification of Executive’s responsibilities and, instead, the Executive’s employment under this Agreement shall be treated as continued employment with the Company under the LTIP. Subject to Executive’s compliance with this Agreement, the LTIP Awards will continue to vest based on Executive's continued employment under this Agreement pursuant to the existing vesting terms of such LTIP Awards, except in each case as provided in the following Sections 5(a)-(d):

(a)In the event the Executive remains employed hereunder through the normal vesting date of any LTIP Award (as set forth on Exhibit A), Executive shall vest in such award pursuant to the existing terms of such award, and shall receive payment thereon in the same manner and at the same time as equivalent awards held by other Company executives (including, in the case of Performance Share Awards, levels of achieved performance applied to other Company executives).

(b)If, prior to the normal vesting date of any LTIP Award, (x) the Company terminates Executive’s employment for “Cause” or (y) Executive voluntarily resigns, any such LTIP Award shall terminate without any payment therefor. “Cause” shall have the meaning provided in the LTIP, as applicable, and shall also mean a termination for any violation by Executive of Sections 6 or 7 of this Agreement.

(c)If the Company terminates Executive’s employment without Cause, the Company shall (i) if such termination occurs in 2021, (v) immediately accelerate the vesting of the 2019 Restricted Share Agreement (“RSA”) and the 2020 RSA, (w) settle the 2019 Performance Share Award (“PSA”) at the same time and in the same amounts as if Executive had continued employment until the normal vesting date thereof (assuming the same level of performance achievement applied to other Company executives), (x) settle the 2020 PSAs prior to March 15, 2022 based on performance achieved through the end of the Company’s 2021 fiscal year, and (ii) if such termination occurs during 2022, (x) immediately accelerate the vesting of the 2020 RSA, and (y) settle the 2020 PSAs at the same time and in the same amounts as if Executive had continued employment until the normal vesting date thereof (assuming the same level of performance achievement applied to other Company executives).

(d)If Executive’s employment terminates due to the Executive’s death, to the extent not already paid or vested, the Company shall (i) pay, or cause to be paid, the 2019 PSA and 2020 PSA and (ii) vest or cause to be vested the 2019 RSA and 2020 RSA, in each case, in accordance with the LTIP.

6.Information; Access; Technology. During the Employment Period, Executive shall have access to Company information and personnel as is reasonably necessary or desirable to perform the Services. The Company agrees to provide a laptop computer and printer/scanner to be used in Executive’s home office and a mobile phone. Upon the termination of the Employment Period, Executive will return to the Company all property and proprietary information of the Company in Executive’s possession or under Executive’s control (other than any such property or information which Executive has reason to retain in connection with other services Executive may be providing to the Company at such time). Except as required to perform the Services hereunder, Executive agrees to not use or divulge to any third-party any such Company property or proprietary information (including confidential or proprietary information or intellectual property of any third-party with which Executive has been entrusted or which Executive has otherwise acquired by virtue of Executive’s employment with the Company).
7.Electronic Devices. Notwithstanding Section 6, Executive shall be permitted to retain Executive’s Company-issued cellular phone and the telephone number associated therewith; provided that the Executive meets with a designated member of the Company’s information technology department in advance of the termination of the Employment Period to delete all proprietary Company software and records therefrom.

8.Agreement to Not Compete.

(a)Executive acknowledges that in the course of Executive’s employment with the Company and its affiliates (hereinafter collectively referred to as the “Company Group”), Executive has and will become familiar with trade secrets and other confidential and proprietary information of the Company Group and that Executive’s services are and shall be of special, unique and extraordinary value to the Company.

(b)Executive agrees that, during the Employment Period, Executive will refrain from, directly or indirectly, owning any interest in, managing, controlling, financing, participating in, consulting with, or rendering services for, any activity or business transaction for Executive or any other person or entity, or affiliate, whether or not for remuneration, direct or indirect, contingent or otherwise, which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of Executive’s duties with, and responsibilities to, the Company hereunder, or (ii) in any way competes with, or interferes with, any operation of the Company Group; provided that this provision shall not prohibit Executive from (x) being a passive owner of not more than one percent of the outstanding stock of any company which is publicly traded, so long as Executive has no active participation in the business of such company or (y) engaging in activities with the prior written consent of the Company.

(c)Executive further agrees that, during the Employment Period and for a period of one year thereafter (together, the “Restriction Period”), Executive shall refrain from, directly or indirectly: (i) inducing or attempting to induce any employee of the Company Group to leave the employ of the Company Group; (ii) hiring any person who was an employee of the Company Group at any time during the twelve-month period preceding such hiring; and (iii) inducing or attempting to induce any existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group.
(d)Executive further agrees that, during the Restriction Period, Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing in this Agreement shall prohibit (i) critical communications between Executive and the Company in connection with Executive’s employment, (ii) Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (iii) Executive from acting in good faith to enforce Executive’s rights under this Agreement.

(e)The parties each acknowledge that the business of the Company Group is global in scope and intend for the covenants contained in this Section 8 to apply in each country in the world in which the Company Group conducts business on the date hereof or in which the Company Group has a reasonable expectation of conducting business in the future. If, at the time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(f)Executive agrees that any violation of this Section 8 shall constitute a material breach of this Agreement and that the Company’s discontinuance of any payments to Executive hereunder as a result of such breach shall in no way preclude the Company from seeking relief to enforce the provisions of this Section 8.

9.Release.

(a)Release of Claims. As a condition of receiving the payments and benefits provided under Section 5, Executive will be required to execute, deliver and not revoke, within sixty (60) calendar days following the Transition Date, the mutual release attached hereto as Exhibit B (the "Release"), such Release to be delivered by Executive and become irrevocable no later than sixty (60) calendar days following the Transition Date (the "Release Requirement" and, the date such Release becomes effective and irrevocable in accordance with its terms, the "Release Date"). If the Release has not been executed, delivered and become irrevocable by Executive prior to the 60th day following the Transition Date (other than as a result of Executive's death or incapacity), all benefits provided under Section 5 shall be forfeited.

(b)Pursuant to the requirements of the Older Workers Benefit Protection Act, Sec. 201, 29 U.S.C. Sec. 626, et seq., Executive will have a period of twenty-one (21) days to consider this Agreement after Executive’s receipt of the same (but may execute this Agreement at any time). If Executive elects not to take the full twenty-one (21) days, Executive agrees that Executive has done so knowingly, voluntarily, and with full understanding that Executive is waiving a statutory right to consider this Agreement for twenty-one (21) days. Executive may revoke this Agreement within the seven (7) day period following Executive’s execution of the same (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period expires. In order to revoke this Agreement, Executive must notify the Company of Executive’s decision to revoke in writing c/o White Mountains Capital LLC, 23 South Main Street, Suite 3B, Hanover, NH 03755 before the end of the Revocation Period.

(c)Executive represents and agrees that: (i) Executive has thoroughly reviewed all aspects of this Agreement; (ii) Executive was given a period of twenty-one (21) days within which to consider this Agreement; (iii) the Company advised Executive in writing to consult with an attorney before executing this Agreement; (iv) Executive has had an adequate opportunity to review the Agreement with an attorney; (v) Executive fully understands its terms; (vi) Executive was not coerced into signing it, (vii) Executive is knowingly and voluntarily entering into this Agreement; and (viii) Executive has not filed any complaints or charges against any member of the Company Group.

(d)This Agreement shall not be construed as an admission of any wrongdoing by any member of the Company Group, or any of their affiliates, officers, or employees, or that any of them violated any legal or other obligation to Executive.

10.Acknowledgements; Equitable Relief. Executive acknowledges and agrees that Executive’s covenants contained in this Agreement are expressly intended to protect and preserve the legitimate business interests and goodwill of the Company Group. Executive further acknowledges and agrees that Executive’s breach of any such covenant will cause the Company Group irreparable injury and damage that cannot be adequately compensated by money damages. Executive therefore expressly agrees that the Company Group shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement by Executive in addition to such other remedies as are legally available to the Company Group.

11.Indemnification. The Company shall indemnify Executive and hold Executive harmless from any claims, demands, liabilities, actions, suits or proceedings (“Claims”) asserted or claimed by third-parties arising out of the performance of Executive’s duties hereunder, or as an officer or director of the Company or any of its affiliates before and during the Employment Period to the fullest extent provided in the Company’s governance documents, and permitted under applicable law, except to the extent such Claims arise from Executive’s willful misconduct or fraud. Without diminution of the Executive’s rights under this Section 11, the Company shall indemnify the Executive during and after the Employment Term at least to the same extent that the Company indemnifies its then active senior executive officers.

12.Section 409A of the Internal Revenue Code.

(a)It is the intent of the parties that the arrangements set forth herein not violate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), and that all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Executive believes that a separation from service has occurred prior to the end of the Employment Period, the Company will take reasonable instruction from the Executive in regard to the delay of payments required to be made subsequently hereunder in order that the requirements of Section 409A, or an exemption thereto, be satisfied in respect of such payments. In no event shall the Company (a) be required to accelerate any payments hereunder, or (b) have any liability to the Executive as a result of the arrangements set forth herein failing to satisfy the requirements of Section 409A.

(b)Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to the Executive under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its subsidiaries (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

13.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof. If there is any conflict between the provisions of this Agreement and the provisions of the plans, policies, and programs referred to in this Agreement, the provisions of this Agreement will control.

14.Survival. The provisions of Sections 4(c), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 will survive the expiration or termination of this Agreement.

15.Modifications. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

16.Governing Law; Jurisdiction. This Agreement will be construed and enforced in accordance with the laws of the State of New York applicable to contracts made in and to be performed in New York. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (AND EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED. NOTHING IN THIS SECTION 16, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY.
17.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

18.Notice. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by registered mail, return receipt requested, postage prepaid, addressed to the party as its respective address as it appears below:

Notices to Executive:

To the most recent address on file with the Company Notices to the Company:
White Mountains Capital LLC
23 South Main Street, Suite 3B
Hanover, New Hampshire 03755
Attention: Deputy General Counsel

19.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but each of which together will constitute one and the same agreement.

* * *

{Signature Page to Follow}

WHITE MOUNTAINS CAPITAL LLC

By: /s/ Jason R. Lichtenstein

Name:    Jason R. Lichtenstein
Title: Managing Director, Deputy General Counsel & Secretary

Date: February 25, 2021

Agreed and Accepted:

J. BRIAN PALMER

/s/ J. Brian Palmer

Date: February 25, 2021

EXHIBIT A

In reference to Section 5 of the Employment Agreement, to which this Exhibit is annexed and deemed a part thereof, the Performance Share Awards and Restricted Share Awards are as follows:

A.Performance Share Awards

Performance Cycle         Grant Date        Normal Vesting      Target Number of
Date                             Shares

2019-2021    2/28/19    12/31/21    500

2020-2022    2/27/20    12/31/22    450

B.Restricted Share Awards

Grant Date            Normal Vesting Date        Number of Shares

02/28/19    1/1/22    500

02/27/20    1/1/23    450

EXHIBIT B

Mutual Release of Claims

WHEREAS, J. Brian Palmer ("Executive") retired from his position as Chief Accounting Officer of White Mountains Insurance Group, Ltd. (the "White Mountains") as of May 15, 2021; and

WHEREAS, Executive and White Mountains entered into that certain letter agreement, dated as of [Month X, 2021] (the "Employment Agreement").

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive and White Mountains agree as follows:

This mutual release of claims (this "Release") is effective as of the date hereof and shall continue in effect as provided herein.

a. (a) In consideration of the mutual covenants and agreements contained in the Employment Agreement, Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges White Mountains and its respective predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively, the "Company") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has arising out of or relating to Executive's employment by, or service with, the Company and resignation from such employment or service ("claims") including but not limited to:

i.any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act or any other applicable federal, state or local law provisions, whether domestic or foreign; and

ii.any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

(b)Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Employment agreement.

(c)Executive further agrees and acknowledges that:

(i)The release provided for herein releases claims up to and including the date of this Release;

(ii)Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(iii)Executive has been given a period of 45 calendar days to review and consider the terms of this Release prior to its execution and that he may use as much of the 45-day period as he desires; and

(iv)Executive may, within seven calendar days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Company. For such revocation to be effective, such written notice must be actually received by the Company no later than the close of business on the seventh day after Executive executes this Release. If Executive exercises his right to revoke this Release, all of the terms and conditions of this Release shall be of no force and effect (including, for the avoidance of doubt, the release of claims by the Company described in Section 2 of this Release).

(d)Executive agrees that he shall never file a lawsuit or other complaint asserting any claim that he releases in this Release or the validity or enforceability of this Release.

(e)Executive does not by this Release relinquish (i) any right to any vested, deferred benefit in any benefit plan, (ii) any right to indemnification or insurance under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company's Memorandum of Continuance and Bye-Laws, (iii) any right that is not waivable under applicable law, (iv) any right with respect to any event, act or omission taking place after the date hereof, (v) any right with respect to the Company's breach of any terms or conditions of the Employment Agreement or (vi) any right Executive may have to obtain contribution as permitted by applicable law in the event of any judgment against Executive as a result of any act or failure to act for which the Company or its affiliates and Executive are jointly liable.

b.(a) In consideration of the mutual covenants and agreements contained in the Employment Agreement, the Company hereby releases, dismisses, remises and forever discharges Executive and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) from any and all claims of any kind and every description, whether known or unknown, arising out of or relating to

Executive's employment by or service with the Company and resignation from such employment or service.

(b)The Company understands and acknowledges that Executive does not admit any violation of law, liability or invasion of any of its rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Company ever had or now may have against Executive to the extent provided in this Release. The Company further agrees and acknowledges that no representations, promises or inducements have been made by Executive other than as appear in the Employment Agreement.

(c)The Company further agrees and acknowledges that:

(i)The release provided for herein releases claims up to and including the date of this Release.

(ii)The Company agrees that it shall never file a lawsuit or other complaint asserting any claim that it releases in this Release or the validity or enforceability of this Release.

(d)The Company does not by this Release relinquish (i) any claims the Company may have against Executive for illegal conduct, (ii) any right that is not waivable under applicable law, (iii) any right with respect to any event, act or omission taking place after the date hereof, (iv) any rights with respect to Executive's breach of any terms or conditions of the Employment Agreement or (v) any right the Company may have to obtain contribution as permitted by applicable law in the event of any judgment against the Company or its affiliates as a result of any act or failure to act for which Executive and the Company or its affiliates are jointly liable and with respect to which the Company is not otherwise obligated to indemnify Executive.

c.The Company and Executive agree that the terms of this Release are and shall be deemed to be strictly confidential, and each agrees not to disclose such terms to any person or entity other than their legal, financial and tax advisors (or, in the case of Executive, his immediate family) or as required by applicable law or applicable regulatory rules, without the prior written consent of the other party. Notwithstanding the foregoing, this Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). The Company and Executive each agree that they shall remain obligated to the other party under the Employment Agreement from and after the date of this Release to the extent provided thereunder. The provisions of this Release are severable and if any part of it is found to be unenforceable, the other paragraphs shall remain full, valid and enforceable.

IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this Release on the dates set forth below.

White Mountains Insurance Group, Ltd.

By:    ______________________________

______________________________
J. Brian Palmer